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                                                                    EXHIBIT 99.1


TranSwitch Corporation Announces Workforce Reduction

(Shelton, CT) November 16, 2001 -- TranSwitch Corporation (NASDAQ:TXCC), announced today that it has reduced its workforce by approximately 10 percent of the 460 people that it employs worldwide.

"With the continued weakness in the telecommunications systems market in North America, Europe and some parts of Asia, it is critical that we lower our break-even point. This workforce reduction, while difficult, was required to help the company further lower its operating expenses. We remain focused on executing the long-term strategy that is necessary for our company to meet its growth objectives and will continue to monitor costs in all areas of our business. Our previously announced pro-forma financial guidance for the fourth quarter, 2001 remains unchanged," stated Dr. Santanu Das, President and Chief Executive Officer of TranSwitch Corporation.


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About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines (TM)- to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks
(WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site - http://www.transwitch.com.

Forward-looking statements, including statements regarding future financial results as well as statements concerning future market conditions, in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks of downturns in economic conditions generally, and in the telecommunications and data communications markets and the semiconductor industry specifically, risks associated with foreign sales and with high customer concentration, risks in connection with the integration of acquired businesses, risks of dependence on third-party VLSI fabrication facilities, risks in intellectual property rights and litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks associated with competition and !

competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.